EXHIBIT 23.02

                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]


         INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of HSN, Inc., formerly known as Silver King Communications, Inc. (the "Registrant") pertaining to the Savoy Pictures Entertainment, Inc. ("Savoy") 1995 Stock Option Plan, the Amended and Restated Savoy Stock Option Plan, the Home Shopping Network, Inc. ("HSN") 1996 Stock Option Plan for Employees, the HSN 1996 Stock Option Plan for Outside Directors, the HSN 1986 Stock Option Plan for Employees and the HSN 1986 Stock Option Plan for Outside Directors, of our report dated July 2, 1996, appearing in the Form 8-K dated
         July 2, 1996 of the Registrant and of our report dated
         November 13, 1995 appearing in the Annual Report on Form 10-K of the Registrant for the fiscal year ended August 31, 1995.


         /s/ Deloitte & Touche LLP


         December 23, 1996